Exhibit 4.2

Heartland Payment Systems Letterhead

January 8, 2004

VIA FACSIMILE

BHC Interim Funding, L.P.
444 Madison Avenue, 25th Floor
New York, NY 10022
Attention:	Gerald H. Houghton, Managing Partner
Steven H. Brooks, Managing Partner

Re: Heartland Payment Systems Warrant

Dear Gerald and Steven:

This letter agreement is written in connection with your request to exercise your right to put a portion of the Warrant dated July 26, 2001 (the “Warrant”) between you, BHC Interim Funding, L.P. (the “Holder”), and us, Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), to the Company pursuant to Section 3.1(d) thereof. All capitalized terms used but not defined herein shall have the meanings given to them in the Warrant. We ask you to confirm our letter agreement, by your signature below, that:

1.                                       The portion of the Warrant you wish to Put pursuant to Section 3.1(d) thereof represents 84,453 Warrant Shares and the balance of the Warrant remaining upon this exercise represents 84,452 Warrant Shares.

2.                                       The Fair Market Value is $12.50 per Warrant Share, and the Exercise Price is $0.01; therefore, the aggregate net Put Price for the 84,453 Warrant Shares being Put is $1,054,817.97.

3.                                       The Holder hereby represents, warrants and covenants that:

a)                                      it is the legal and beneficial owner of the Warrant entitling it to purchase a total of 168,905 Warrant Shares, prior to the exercise of the Put which is the subject hereof, and its ownership thereof is free and clear of all liens and encumbrances and the exercise of the Put will not violate the terms of any agreement to which it is a party or violate any law or regulation to which it is subject; and

b)                                     it will not contest or dispute, now or any time in the future, the determination of the $12.50 Fair Market Value of the 84,453 Warrant Shares being put to the Company hereunder.

4.                                       The Holder agrees to indemnify the Company and hold it harmless against any legal proceeding, governmental order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, tax, encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses arising from, relating to or constituting any breach or inaccuracy in any of the Holder’s representations, warranties or covenants contained in Section 3 of this confirmation letter.

5.                                       This agreement between the parties is in lieu of the procedures for exercising the Put, determining the Fair Market Value and contesting and appraising the Company Determination set forth in Sections 3.1, 3.2 and 3.3 of the Warrant, and both parties hereby waive their respective rights under such Sections of the Warrant as such rights relate to the 84,453 Warrant Shares being put to the Company hereunder.

6.                                       At the closing, the net Put Price of $1,054,817.97 shall be paid to the Holder by the Company in cash, by certified check or by wire transfer, against delivery of the Warrant to the Company. The Company shall then affix this confirmation letter to the Warrant in order to indicate that rights with respect to 84,452 Warrant Shares are remaining under the Warrant and deliver it back to the Holder.

This confirmation letter supplements the Warrant and, except as expressly set forth herein, this confirmation letter is not intended to modify or amend any of the provisions of the Warrant.

If the Holder has not received the net Put Price of $1,054,817.97 from the Company by January 23, 2004, this letter agreement shall be null and void.

If the foregoing accurately reflects the terms of our agreement, please so indicate by signing where indicated below, and return one counterpart of this confirmation letter to us.

Sincerely,

HEARTLAND PAYMENT SYSTEMS, INC.

		By:	/s/ Robert H.B. Baldwin
Name: Robert H.B. Baldwin
Title: Chief Financial Officer

AGREED ND ACCEPTED THIS 12th DAY OF JANUARY 2004

BHC INTERIM FUNDING, L.P.

By:	/s/ Gerald Houghton
Name:
Title:

THIS WARRANT HAS BEEN AMENDED BY A LETTER AGREEMENT DATED JANUARY 8, 2004 AND AGREED AND ACCEPTED ON JANUARY 12, 2004 BETWEEN HEARTLAND PAYMENT SYSTEMS, INC. AND BHC INTERIM FUNDING, L.P., A COPY OF WHICH IS ATTACHED HERETO (THE “LETTER AGREEMENT”). THE BALANCE OF THE WARRANT REMAINING AFTER BHC INTERIM FUNDING, L.P.’S EXERCISE OF THE PUT, WHICH IS THE SUBJECT OF THE LETTER AGREEMENT IS 84,452 WARRANT SHARES.

Execution Copy

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION REASONABLY ACCEPTABLE IN FORM AND SUBSTANCE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS OR THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE OFFERING OF THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REVIEWED OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY ANY STATE’S SECURITIES ADMINISTRATOR. THIS WARRANT AND THE COMMON STOCK ISSUED UPON LTHE EXERCISE THEREOF IS ALSO SUBJECT TO CERTAIN ADDITIONAL TRANSFER RESTRICTIONS PROVIDED FOR HEREIN.

Warrant No. 1	Dated: July 26, 2001

WARRANT

THIS IS TO CERTIFY THAT, for value received, BHC INTERIM FUNDING, L.P. or its registered assigns (the “Holder”), is entitled to purchase from HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation (the “Company”), at any time on or after the date hereof and before 5:00 p.m. (New York time) on July 25, 2006, such number of shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), as the Holder shall be entitled to exercise on such date pursuant to the vesting schedule set forth below, at a price (the “Exercise Price”) equal to $.01 per share, payable as provided below. The Common Stock issuable upon exercise of this Warrant are herein called the “Warrant Shares”.

Certain terms used in this Warrant are defined in Article VI.

The number of Warrant Shares that the Holder shall have the right to purchase upon exercise of this Warrant shall be in accordance with the following vesting schedule and shall be deemed to have vested without further action by the Holder as follows; and, subject to adjustment as provided in Article IV of this Warrant:

(i)                                     On the date hereof and at all times hereafter if the Loan is repaid in full on or prior to January 24, 2002, the Holder shall have the right to purchase 168,905 Warrant Shares.

(ii)                                  If the Loan is not paid in full on or prior to January 24, 2002, then from and after such date the Holder shall have the right to purchase an additional 175,545 Warrant Shares, totaling 344,450 Warrant Shares.

(iii)                               If the Loan is not paid in full on or prior to April 24, 2002, then from and after such date the Holder shall have the right to purchase an additional 136,359 Warrant Shares, totaling 480,809 Warrant Shares.

(iv)                              If the Loan is not paid in full on or prior to May 24, 2002, then from and after such date the Holder shall have the right to purchase an additional 46,328 Warrant Shares, totaling 527,137 Warrant Shares.

(v)                                 If the Loan is not paid in full on or prior to June 24, 2002, then from and after such date the Holder shall have the right to purchase an additional 46,873 Warrant Shares, totaling 574,010 Warrant Shares.

(vi)                              If the Loan is not paid in full on or prior to the Maturity Date, then from and after such date the number of Warrant Shares the Holder shall have the right to purchase shall increase at a rate of 93,697 Warrant Shares per month for each month thereafter (or portion thereof) that the Loan is not paid in full.

The number of Warrant Shares exercisable by the Holder shall be as provided in (i) through (v) above assuming the Loan is outstanding in its entirety by the above-referenced dates. Notwithstanding the vesting schedule set forth above, to the extent the Loan is repaid in part at any time prior to the Maturity Date, the incremental amount by which the number of Warrant Shares exercisable by the Holder increases shall be adjusted pro rata for any partial payment of principal made after Closing subject to a $500,000 minimum prepayment. By way of example, if the Loan is prepaid by $2,380,000 (which reduces the Loan by 50%) by March 2, 2002, then the number of Warrant Shares exercisable by the Holder on April 24, 2002 would be 412,630 (because the incremental 136,359 increase in the number of Warrant Shares exercisable by the Holder would be reduced by 50% to 68,180).

The Holder is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investing in the Company and is able to bear the economic risk of its investment in the Company (including a complete loss of its investment).

The Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of the Warrant solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing such securities. No other person has any right with respect to or interest in this Warrant or the Warrant Shares to be purchased by the Holder, nor has the Holder agreed to give any person any such interest or right in the future.

ARTICLE I                                     EXERCISE OF WARRANT

1.1 Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver on any Business Day to the Company at its principal place of business (a) this Warrant, (b) a written notice, in substantially the form of the Subscription Notice attached hereto, of the Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased (which shall be a whole number of shares if for less than all the shares then issuable hereunder), and (c) payment of the Exercise Price with respect to such shares. Such payment may be made, at the option of the Holder, either (a) by cash, certified or bank cashier’s check or wire transfer in an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which this Warrant is being exercised or (b) by a “cashless exercise” of this Warrant, in which event the Holder shall receive from the Company the number of Warrant Shares equal to (i) the number of Warrant Shares as to which this Warrant is being exercised minus (ii) the number of Warrant Shares having an aggregate value (determined by reference to the Fair Market Value of a share of Common Stock on the Business Day immediately prior to the date of such exercise), equal to the product of (x) the Exercise Price times (y) the number of Warrant Shares as to which this Warrant is being exercised.

The Company shall, as promptly as practicable and in any event within seven Days after receipt of such notice and payment, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice together with cash in lieu of any fractions of a share as provided in Section 1.3. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of Warrant Shares, as of the date the aforementioned notice and payment is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of such certificate or certificates, deliver to the Holder a new Warrant evidencing the right to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall, in all other respects, be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. The Company shall pay all expenses, stamp, documentary and similar taxes and other charges payable in connection with the preparation, issuance and delivery of Warrant Share certificates and new Warrants under this provision.

1.2 Shares to Be Fully Paid And Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and, if such Common Stock is then quoted on NASDAQ or listed on any national securities exchange (as defined in the Exchange Act), such Common Stock shall, to the extent permitted under the applicable rules of such exchange or NASDAQ and subject to any securities registration requirements, be duly quoted or listed thereon, as the case may be.

1.3 No Fractional Shares Required to Be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section 1.3, be issuable upon final exercise of this Warrant, in lieu of such fractional share, the Company shall pay to the Holder in cash an amount equal to the same fraction of the Fair Market Value of the Company per share of Common Stock outstanding on the Business Day immediately prior to the date of such exercise.

1.4 Legend. Each Warrant Share certificate issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear the following legend:

“This security has not been registered under the Securities Act of 1933 and may not be sold or offered for sale unless registered or qualified under said Act and any applicable state securities laws or unless the Company receives an opinion reasonably acceptable in form and scope to the Company of counsel reasonably satisfactory to the Company that registration, qualification or other such actions are not required under any such laws or that an exemption from such registration is available. The offering of this security has not been reviewed or approved by the United States Securities and Exchange Commission or by any state’s securities administrator. This security is also subject to certain additional transfer restrictions provided for in the Warrant the exercise of which resulted in the original issuance of this security, a copy of which restrictions shall be finished to the holder hereof by the Company upon written request and without charge.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public offering pursuant to a registration statement under the Securities Act) shall also bear such legend unless, in the opinion of counsel selected by the Holder of such certificate (who may be an employee of such Holder) and reasonably acceptable to the Company, the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act.

1.5 Reservation; Authorization; Capitalization. The Company has duly reserved, and will keep available for issuance upon exercise of the Warrant, the total number of Warrant Shares deliverable from time to time upon exercise of this Warrant in its entirety. The Company will not, for as long as this Warrant has not been exercised, change the par value of its Common Stock. The issuance of the Warrant Shares has been duly and validly authorized and, when issued and sold in accordance with the Warrants, the Warrant Shares will be duly and validly issued, fully paid and non-assessable. As of the date of issuance of this Warrant (the “Issuance Date”), the Company had outstanding (i) 1,318,667 shares of Common Stock, (ii) 7,212,500 shares of Preferred Stock, (iii) has issued 620,054 options pursuant to the Company’s 2000 Stock Option Plan, and (iv) no other shares of Capital Stock or any securities exercisable for, convertible into or exchangeable for shares of capital stock or any rights, options or warrants to purchase any shares of Capital Stock or any securities exercisable for, convertible into or exchangeable for shares of Capital Stock. Neither the issuance of this Warrant nor the issuance of Warrant Shares upon exercise of this Warrant violates or conflicts with the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party.

ARTICLE II                                 TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANTS

2.1 Ownership of Warrant. The Company shall deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Article II.

2.2 Transfer of Warrant. The Company agrees to maintain at its principal office the books for the registration of transfers of the Warrants, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Company, together with (i) a written assignment of this Warrant duly executed by the Holder or its duly authorized agent or attorney, with (if the Holder is a natural person) signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD, and (ii) funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment (which shall be whole numbers of shares only) and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. The Company shall permit the Warrant Securityholders to inspect the warrant registration books from time to time during normal business hours at the Company. Holder shall pay all fees (including reasonable attorney’s fees), costs and expenses associated with any transfer of this Warrant requested by Holder.

2.3 Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants upon presentment to the Company of this Warrant and of any Warrant or Warrants with which this Warrant is, to be combined, together with a written notice specifying the names and denominations (which shall be whole numbers of shares only) in which the new Warrant or Warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.2 as to any transfer or assignment which may be involved in the division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

2.4 Expenses of Delivery of Warrants. The Company shall pay all expenses, stamp, documentary and similar taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of the Warrants.

ARTICLE III                             CERTAIN RIGHTS

3.1 Put Rights; Company Option.

(a) Put Rights. Subject to the Company’s rights under Section 3.1(f) below, Holder shall have the right, but not the obligation, to put all or a portion of the Warrants to the Company (the “Put”) (i) upon the repayment of all of the Obligations or a portion of the principal thereof outstanding, (ii) upon the occurrence of a Capital Transaction, and (iii) effective from the second anniversary of the Closing Date (the “Second Anniversary”), each upon the terms and conditions and at the prices set forth in subsections (b), (c) and (d) below (each, the “Put Price”).

(b) Put Rights Upon Repayment of the Obligations or Upon Maturity Date.

(i)                                     If the repayment of the Obligations or a principal payment occurs between (i) the Closing Date and January 24, 2002, the Put Price for all of the Warrants and Warrant Shares outstanding will be $238,000; (ii) January 25, 2002 and April 24, 2002, the Put Price for all of the Warrants and Warrant Shares outstanding will be $452,200; and (iii) April 25, 2002 and July 21, 2001, the Put Price for all of the Warrants and Warrant Shares outstanding will be $690,200, and (iv) July 22, 2002 and thereafter the Put Price for all of the Warrants and Warrant Shares outstanding will be $928,200, unless the Put right is being exercised upon payment of the Obligations on or after the Second Anniversary, in which event the Holder may choose to exercise its Put under this clause or under subsection (d) below.

(ii)                                  Notwithstanding the foregoing Put Prices, such Put Prices shall be adjusted pro rata if the Holder’s exercise of the Put right described above results from a partial repayment of principal, or if the Holder exercises its Put right for a portion of the Warrants and Warrant Shares outstanding at the time of exercise. By way of example, if the Company is repaying $952,000 of principal on November 5, 2001, the Holder would have the option to exercise a Put (during the Put Period described in 3.1(b)(iii) below) for 20% of the Warrants and Warrant Shares outstanding for a Put Price of $47,600, or for a Put Price of $23,800 if the Holder chose to Put only 10% of the Warrants and Warrant Shares outstanding at such time.

(iii)                               The Holder shall have 30 days from any repayment of principal by the Company during which the Holder may exercise its Put rights (the “Put Period”). The Put rights described above shall be exercised by written notice to the Company within such 30-day Put Period.

(c) Put Rights Upon Capital Transaction. Upon consummation of a Capital Transaction, whether or not the Company has repaid any or all of the Obligations, the Holder shall have the right, but not the obligation, to put all or any portion of the Warrants it then holds to the Company for a Put Price equal to cash representing the Fair Market Value of that percentage of the Company represented by the Warrants being put to the Company (calculated on a fully diluted basis based on the Aggregate Shares outstanding at the time of conversion). The Company shall give the Holder written notice of any Capital Transaction thirty (30) days prior to the consummation thereof. The Put rights shall be exercised by written notice to the Company within thirty (30) days after the date of consummation of the Capital Transaction.

(d) Put Rights Second Anniversary. At any time and from time to time effective from the Second Anniversary, if the Company has not previously exercised its Company Option pursuant to Section 3.1(f) below and whether or not the Company has repaid any or all of the Obligations, Holder shall have the right, but not the obligation, to put all or any portion of the Warrants it then holds to the Company for a Put Price equal to cash representing the Fair Market Value of that percentage of the Company represented by the Warrants being put to the Company (calculated on a fully diluted basis based on the Aggregate Shares outstanding at the time of conversion). The Put rights shall be exercised by written notice to the Company at any time on or after the second anniversary of the Closing.

(e) Closing of the Put Exercise. The closing of the Put shall be within 15 days of the determination of Fair Market Value, or, if no such determination needs to be made, then 15 days from the date of the written notice. On the date scheduled for closing, the Put Price shall be payable to the Holder by the Company in cash, by certified check or by wire transfer, against delivery of the Warrant in exchange for a new warrant in substantially the same form as the original Warrant reflecting a number of Warrant Shares equal to the balance of the Warrant Shares that remain of the original Warrant.

(f) Company’s Option upon IPO. The Company shall have the right, but not the obligation, once only and contemporaneous with the closing of an IPO, to require the Holder to exercise up to 100% of the Warrants, upon the terms contained herein, by delivery of written notice to the Holder (the “Company’s Option”) at least 15 days in advance of the closing of the IPO.

3.2 Determination of Fair Market Value. Subject to Section 3.3 hereof, each determination of “Fair Market Value” shall be made by the Company in accordance with the definition of the term Fair Market Value set forth in Article VI hereof. Upon each determination of Fair Market Value, the Company shall promptly give written notice thereof to all Warrant Securityholders, setting forth in reasonable detail (i) the transaction giving rise to the necessity for such determination (ii) the calculation of such Fair Market Value and the (iii) method and basis of determination thereof (the “Company Determination”). In the event Fair Market Value is determined with reference to subsection (i)(C) or (ii) of the definition Fair Market Value, the Company’s Board of Directors shall make such initial determination within thirty (30) days of the event giving rise to the necessity for such determination.

3.3 Contest And Appraisal Rights.

(a) If a Holder disagrees with the Company Determination (an “Objecting Holder”) and by notice to the Company given within 20 days after receipt of notice of the Company Determination (an “Appraisal Notice”) elects to dispute the Company Determination, such dispute shall be resolved as set forth in subsection (b) of this Section 3.3.

(b) For a period of 10 days after the Appraisal Notice, the Company and the Objecting Holder shall negotiate in good faith to resolve their differences as to the determination of Fair Market Value. In the absence of a mutually satisfactory resolution within such 10 day period, the Company and the Objecting Holder each shall within 5 days after the last day of such 10 day period engage an investment bank or other qualified appraisal firm (an “Appraiser”) to make an independent determination of Fair Market Value (each, an “Early Appraiser Determination”). Each Appraiser Determination shall be made within 20 days of the engagement of such Appraiser. The average value of the resulting two (2) valuations shall be the “Fair Market Value” unless the two (2) valuations vary by more than twenty percent (20%) in which case “Fair Market Value” shall be determined by a third Appraiser chosen by the two Appraisers. If the third Appraiser’s appraisal is within the 20% spread of the Early Appraiser

Determinations, such third Appraiser’s appraisal shall be the final and binding valuation. If the third appraiser’s valuation is outside the 20% spread and higher than the higher Early Appraiser Determination, then the higher Early Appraiser Determination shall be the fair market value. If the third Appraiser’s valuation is outside the 20% spread and lower than the lower Early Appraiser Determination, then the lower Early Appraiser Determination shall be fair market value. The Company shall bear the costs of conducting the appraisals; provided; however, that if the determination of “Fair Market Value” is made by (i) averaging the Early Appraiser Determinations and such valuation varies by less than 15% from the Company Determination, or (ii) a third Appraiser and such valuation varies by less than 15% from the Company Determination, then the Company and the Objecting Holder shall share all such costs. If the determination of “Fair Market Value” is made pursuant to any other method, the Company and the Objecting Holder shall share such costs evenly.

(c) If the Company does not determine the Fair Market Value of a share of Common Stock, within the period specified in Section 3.2, then any Holder shall have the right to determine the Fair Market Value (the “Holder Determination”) which determination shall be final and binding upon the Company and the Holder(s). Upon each such determination, the Holder which has determined the Fair Market Value shall promptly give written notice of the Holder Determination to the Company setting forth in reasonable detail (i) the transaction giving rise to the necessity for such determination, (ii) the calculation of such Fair Market Value and (iii) the method and basis of determination thereof. Upon its receipt of the Holder Determination and related notice, the Company shall promptly send such determination and notice to all other Holders. The costs of making the Holder Determination shall be borne solely by the Company.

3.4 Financial Statements And Other Information. Promptly upon transmission thereof, the Company will deliver to each Warrant Securityholder copies of any and all financial statements, proxy statements, notices and other reports as it may send to its public stockholders and copies of all registration statements and all reports which it files with the Commission (or any governmental body or agency succeeding to its functions).

3.5                                 Right of First Offer.

(a) For so long as the Obligations are outstanding and there is no default or Event of Default that has occurred and is continuing under the Loan Documents, if at any time, a Warrant Securityholder proposes to sell or otherwise transfer for value any or all of its Warrants and/or Warrant Shares to any Person (except for transfers by the Holder(s) to its Affiliates), such Warrant Securityholder shall first offer the Company the opportunity to purchase the Warrants and/or Warrant Shares by giving prompt notice to the Company (a “Notice of Offer”) which notice shall state the number of Warrants or Warrant Shares which the Warrant Securityholder wishes to sell. The date on which the Notice Offer is received is referred to herein as the “Notice Date”.

(b) Within fifteen days following the Notice Date, the Company shall notify the Warrant Securityholder in writing as to the Company’s election to purchase all, but not less than all, of the Warrants and Warrant Shares for sale (a “Company Acceptance”), at a proposed purchase price which must be entirely in cash, and all other material terms and conditions of the offer. If the Warrant Securityholder does not receive the Company acceptance within such fifteen day period, the Company shall be deemed to have declined to purchase such Warrant Securityholder’s Warrants or Warrant Shares. The Company Acceptance shall be deemed to be an irrevocable commitment to purchase from the Warrant Securityholder the Warrants and Warrant Shares referred to in such Company Acceptance.

(c) The Warrant Securityholder shall, within five business days (the “Acceptance Period”) of receipt of the Company Acceptance, accept or decline the offer. If the offer is accepted, the

Company and the Warrant Securityholder shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith. If the Warrant Securityholder declines the Company’s offer, the Warrant Securityholder shall be free, subject to the provisions of this Section 3.5(c), during a period of six months following the expiration of the last time for such exercise, to sell the Warrants and Warrant Shares specified in such Notice of Offer (plus any additional Warrants that are acquired by the Warrant Securityholder as a result of additional time elapsing and additional Warrant Shares acquired upon exercise of any Warrants during such six-month period) to any Person at a price not less than the price set forth in such Notice of Offer. If the Warrant Securityholder does not complete such sale within the six-month period, the provisions of this Section 3.5 shall again apply, and no sale of Warrants or Warrant Shares shall be made otherwise than in accordance with the terms of this Section 3.5.

(d) The closing of purchases of the Warrant Securityholder’s Warrants or Warrant Shares by the Company and the Warrant Securityholder pursuant to this Section 3.5 shall take place within thirty business days after the termination of the five business day Acceptance Period at 11:00 a.m. at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Warrant Security shall sell to the Company full right, title and interest in and to the Warrants and Warrant Shares so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature, duly endorsed for transfer or accompanies by appropriate stock transfer powers or appropriate instruments of assignment duly endorsed; the Company shall deliver to the Warrant Securityholder, in full payment of the purchase price of the Warrants and Warrant Shares purchased by such person, a certified or bank check payable to the order of the Warrant Securityholder in the amount of the purchase price. If the Company does not exercise its rights of first offer hereunder with respect to all of the offered Warrants and Warrant Shares within the time specified for such exercise, or if the Company fails to timely close for any reason (other than delays or other reasons caused by the Warrant Securityholder), then from and after such time this Section 3.5 containing the right of first offer shall become null and void and of no further force and effect.

(e) The rights of first offer granted to the Company under this Section 3.5 must be exercised by the Company and may not be assigned to any other Person.

(f) Nothing contained herein shall be deemed to preclude a Warrant Securityholder from entering into discussions with third parties regarding the potential sale of Warrants and Warrant Shares during the time period that the right of first offer is being considered by the Company.

ARTICLE IV                             REORGANIZATION, RECLASSIFICATION AND LIQUIDATION

4.1 Reorganization, Reclassification and Liquidation.

(a) In the case of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in the case of any consolidation of the Company with, or merger of the Company with, another corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company as an entity, the holder of this Warrant shall thereafter have the right upon exercise to purchase the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock which the Holder would have received had all Warrant Shares issuable upon exercise of this Warrant been issued immediately prior to such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Exercise Price then in effect pertaining to this Warrant (the kind, amount and price of such stock and other securities to be subject to adjustment as herein provided).

(b) In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof, dissolve, liquidate or wind up its affairs, the Holder shall be entitled, upon the exercise thereof, to receive, in lieu of the Warrant Shares of the Company which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it upon such Warrant Shares of the Company, had it been the holder of record of shares of Common Stock receivable upon the exercise of this Warrant on the record date for the determination of those entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any distribution in excess of the Exercise Price provided for by this Warrant, the Holder may at its option exercise the same without making payment of the aggregate Exercise Price and in such case the Company shall upon the distribution to said Holder consider that the aggregate Exercise Price has been paid in full to it and in making settlement to said Holder, shall deduct from the amount payable to such Holder an amount equal to the aggregate Exercise Price.

(c) In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof make a distribution of assets (other than cash) or securities of the Company to its stockholders (the “Distribution”), the Holder shall be entitled, upon the exercise thereof, to receive, in addition to the Warrant Shares it is entitled to receive, the same kind and amount of assets or securities as would have been distributed to it in the Distribution had it been the holder of record of shares of Common Stock receivable upon exercise of this Warrant on the record date for determination of those entitled to receive the Distribution.

(d) In case the Company shall at any time after the date hereof issue or sell any shares of Common Stock (including shares held in the Company’s treasury), without consideration or for a consideration per share less than the Fair Market Value in effect immediately prior to such issuance or sale of such shares, then, and thereafter successively upon each issuance or sale, the number of Warrant Shares into which this Warrant is exercisable shall be increased to represent the same percentage of the Company after the new issuance or sale as the Warrant Shares represented prior to such new issuance or sale.

(e) Irrespective of any adjustments in the kind of shares purchasable upon exercise of this Warrant, this Warrant shall continue to express the kind of shares as originally issued.

ARTICLE V                                 REGISTRATION RIGHTS

5.1 Registration on Request.

(a) Subject to Sections 3.1(b) and 5.1(g), at any time after six months following the consummation of an IPO upon the written request of the holder or holders of a majority of the outstanding Warrant Shares and Warrants (such majority determined, for purposes of this Section 5.1, by calculating the number of Warrant Shares for which such Warrants are then exercisable) (the “Initiating Holders”), requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holders’ Registrable Securities and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all holders of Registrable Securities (who shall have the right to request that their Registrable Securities be included in the registration statement requested pursuant to this Section 5.1) upon written notice to the Company made within 20 days after receipt of the Company’s written notice. Thereupon, the Company will use its best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register for disposition in accordance with the intended method of disposition stated in the Initiating Holder’s request; all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be so registered, provided that the holders of Registrable Securities as a class shall be entitled to not more than one registration upon request pursuant to this Section 5.1.

(b) Registrations under this Section 5.1 shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in the Initiating Holders’ request for such registration. The Company agrees to include in any such registration statement all information which holders of Registrable Securities being registered shall reasonably request.

(c) The Company will pay all Registration Expenses in connection with the registrations requested pursuant to this Section 5.1.

(d) The Initiating Holders will be entitled to request one registration pursuant to this Section 5.1 for which the Company will pay all registration expenses. A registration requested pursuant to this Section 5.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective; provided that a registration which does not become effective after being filed by the Company pursuant to Section 5.1 solely by reason of the refusal to proceed by the Initiating Holders (other than a refusal to proceed based upon the reasonable advice of counsel relating to a matter with respect to the Company) shall be deemed to have been effected by the Company at the request of the Initiating Holders unless the Initiating Holders shall have paid all Registration Expenses in connection with such registration, or (ii) if, after it has become effective, such registration is subject to a stop order, injunction or other order of the Commission or other governmental agency or court suspending the effectiveness of such registration statement for any reason, other than by reason of misstatements or omissions made or not made in the registration statement in reliance upon and in conformity with written information furnished to the Company by a Holder of Registrable Securities specifically for use in the preparation of such registration statement. Except as the effectiveness of such registration statement for any reason, other than by reason of misstatements or omissions made or not made in the registration statement in reliance upon and in conformity with written information furnished to the Company by a Holder of Registrable Securities specifically for use in the preparation of such registration statement. Except as provided in Section 5.1(d)(i) above, whether or not the registration becomes effective and closes the Company will pay all registration expenses in connection with the registration so initiated.

(e) If a registration requested pursuant to this Section 5.1 involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the holders of at least a majority (by a number of shares) of the Registrable Securities as to which registration has been requested and shall be reasonably acceptable to the Company.

(f) If a requested registration pursuant to this Section 5.1 involves an underwritten offering, and the managing underwriter shall advise the Company (with a copy of any such notice to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities proposed to be sold for the account of the Company) exceeds the number which can be sold in such offering within a price range acceptable to the Initiating Holders, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i) first, Registrable Securities requested to be included in such registration by the holder or holders of Registrable Securities, pro rata among such holders requesting such registration on the basis of the number of such securities requested to be included by such holders, (ii) second, all shares proposed to be included by the Company in such registration and (iii) third, all shares other than Registrable Shares (any such shares with respect to any registration, “Other Securities”) requested to be included in such registration by the holder or holders thereof.

(g) The Company may suspend any registration requested pursuant to this Section 5.1 one time per registration for a single period of up to 90 days upon notice to the holders of Registrable Securities whose Securities are covered by the registration statement requesting pursuant to this Section 5.1 that, in the good faith determination of the Board of Directors of the Company, the registration and sale at such time of the Registrable Securities requested to be so registered would not be in the best interests of the Company, provided that notwithstanding such suspension, the Company shall continue to diligently process the preparation of the documentation required for such registration. No registration shall be requested pursuant to this Section 5.[during the period from the date of the notice to the Warrant Securityholders pursuant to Section 5.1(a) of the Company’s intention to register securities until the expiration of the lockup period specified in Section 5.4(b),] or, if earlier, [the date of the Company’s notice pursuant to the proviso to the second sentence of Section 5.2(a).].

5.2 Incidental Registration.

(a) If the Company at any time proposes to register any of its securities under the Securities Act (other than (x) by a registration on Form S-4 or S-8 or any successor or similar forms) or (y) pursuant to Section 5.1) whether for its own account or for the account of the holder or holders of any other Shares, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so and of such holders’ rights under this Section 5.2. Upon the written request of any such holder made within 20 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder of Registrable Securities entitled to request that such registration be effected as a registration under Section 5.1, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. No registration effected under this Section 5.2 shall relieve the Company of its obligation to effect any registration upon request under Section 5.1, nor shall any such registration hereunder be deemed to have been effected pursuant to Section 5.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 5.2.

(b) If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 5.2 and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by any holder of Registrable Securities as provided in this Section 5.2, use its best efforts to arrange for such underwriters to include all the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters, provided that if the managing underwriter of such underwritten offering shall inform the Company and holders of the Registrable Securities requesting such registration and all other holders of any Other Securities in respect of such underwritten offering, by letter of its belief that inclusion in such distribution of all or a specified number of the securities proposed to be distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such letter to state the basis of such belief and the approximate number of such Registrable Securities and such Other Securities which may be distributed without such effect), then the Company may, upon written notice to all holders of such Registrable Securities and holders of such Other Securities, reduce pro rata (if and to extent stated by such managing underwriter to be necessary to eliminate such effect) first the number of Other Securities that have been requested be included in such registration statement and second the number of Registrable Securities that have been requested be included in such registration statement so that the resultant aggregate number of such Registrable Securities and Other Securities so included in such registration, together with the number of securities to be included in the registration for the account of the Company, shall be equal to the number of shares stated in such managing underwriter’s letter.

5.3 Registration Procedures If and when the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 5.1 or Section 5.2, the Company shall, as expeditiously as possible:

(i)                                     prepare and (within the later of 55 days after the end of the fiscal quarter of the Company within which requests for registration may be given to the Company or 10 days after the date the Company files its quarterly report on Form 10-Q for such period provided that such 10-Q is filed on a timely basis taking into account all possible extension periods, except in the case (A) where requests for registration may be given in the Company’s fourth fiscal quarter, in which case the filing shall be within the later of 100 days after the end of such quarter or 10 days after the date the Company files its annual report on Form 10-K for the fiscal year then ended, provided that such 10-K is filed on a timely basis taking into account all possible extension periods, or (B) a registration pursuant to Section 5.1, in which case the filing shall be made as soon as possible after the initial request of an Initiating Holder of Registrable Securities or in any event within sixty (60) days after such request), unless such request is made during the Company’s fourth fiscal quarter, in which case the filing shall be within the later of 100 days after the end of such quarter or 10 days after the date the Company timely files its annual report on Form 10-K for the fiscal year then ended, file with the Commission the requisite registration statement to effect such registration (including such audited financial statements as may be required by the Securities Act) and thereafter use its best efforts to cause such registration statement to become and remain effective; provided further that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; and provided further that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such counsel;

(ii)                                  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (x) in the case of a registration pursuant to Section 5.1, the expiration of 180 days after such registration statement becomes effective (provided that if the registration statement is suspended pursuant to Section 5.1(g), the registration statement shall be effective for 180 days after suspension is ended), or (y) in the case of a registration pursuant to Section 5.2, the expiration of 120 days after such registration statement becomes effective;

(iii)                               furnish to each seller of Registrable Securities covered by such registration statement and each underwriter, if any, of the securities being sold by such seller such number of conformed copies of such registration statement and of each such amendment and of copies of the prospectus contained in such registration statement supplement thereto (in each case including all exhibits), (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

(iv)                              use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under blue sky or similar laws of such jurisdictions as any seller thereof and any underwriter of the securities being sold by such seller shall reasonably request, to keep such registrations or qualifications in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the securities owned by such seller except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(v)                                 use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(vi)                              furnish to each seller of Registrable Securities a signed counterpart, addressed to such seller and the underwriters, if any, of

(A) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration is in connection with an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

(B) a “cold comfort” letter, dated the effective date of such registration statement (and, if such registration is in connection with an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’ financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the cold comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in cold comfort letters delivered to the underwriters in underwritten public offerings of securities;

(vii)                           notify the holders of Registrable Securities and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:

(A) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information;

(B) of the issuance by the Commission of any stop order suspending the effectiveness of the registration or the initiation of any proceedings by any Person for that purpose; and

(C) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(viii)                        notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the Company’s discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare and furnish to such seller and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(ix)                                make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

(x)                                   otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11 (a) of the Securities Act;

(xi)                                make available for inspection by a representative of the holders of Registrable Securities participating in the offering, any underwriter participating in any disposition pursuant to the registration and any attorney or accountant retained by such selling holders or underwriter (each, an “Inspector”), all financial and other records, pertinent corporate documents and properties of the Company (the “Records”), and cause the Company’ officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration; provided that the Company shall not be required to comply with this subdivision (xi) if there is a reasonable likelihood, in the judgment of the Company, that such delivery could result in the loss of any attorney-client privilege related thereto; and provided further that Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (other than to any holder of Registrable Securities participating in the offering, and if disclosed to any such holder shall not be disclosed by such holder) unless (x) such Records have become generally available to the public or (y) the disclosure of such Records may be necessary or appropriate (A) to comply with any law, rule, regulation or order applicable to any such Inspectors or holder of Registrable Securities, (B) in response to any subpoena or other legal process or (C) in connection with any litigation to which such Inspectors or any holder of Registrable Securities is a party (provided that the Company is provided with reasonable notice of such proposed disclosure and a reasonable opportunity to seek a protective order or other appropriate remedy with respect to such Records);

(xii)                             provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such Registration Statement;

(xiii)                          use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any of the Common Stock is then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its reasonable best efforts to secure designation of all such Registrable securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 1lAa2-1 of the Securities and Exchange Commission [or, failing that, to secure NASDAQ authorization for such Registrable Securities] and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD; and

(xiv)                         use its best efforts to provide a CUSIP number for the Registrable Securities, not later than the effective date of the registration.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing for purposes of preparing the relevant registration statement and amendments and supplements thereto.

(b) Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in of Section 5.3(a) (viii), such holder will forthwith discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by of Section 5.3(a) (viii). In the event the Company shall give any such notice, the periods specified in of Section 5.3(a) (ii) shall be extended by the length of the period from and including the date when each seller of any Registrable Securities covered by such registration statement shall have received such notice to the date on which each such seller has received the copies of the supplemented or amended prospectus contemplated by of Section 5.3(a) (viii) .

(c) If any such registration or comparable statement refers to any holder of Registrable Securities by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require, in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder.

5.4 Underwritten Offerings

(a) If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to a registration requested pursuant to Section 5.1, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, each such holder and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 5.5. The holders of the Registrable Securities will cooperate with the Company in the negotiation of the underwriting agreement.

(b) Each Holder of Registrable Securities agrees by acquisition of its Registrable Securities not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any equity securities of the Company, during the ten days prior to and the 90 days after the effective date of any registration statement filed pursuant to Section 5.1 or Section 5.2 which involves an underwritten offering, except as part of such registered underwritten offering, whether or not such Holder participates in such offering, and except as otherwise permitted by the managing underwriter of such registered underwritten (if any). Each Holder of Registrable Securities agrees that the Company may instruct its transfer agent to place stop transfer notations in its records to enforce this Section 5.4(b).

(c) The Company agrees (x) not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the ten days prior to and the 90 days after the effective date of any registration statement filed pursuant to Section 5.1 or Section 5.2 which involves an underwritten offering, except (i) as part of such registered offering, (ii) pursuant to registration statements on Form S-4 or S-8 or any successor or similar forms thereto or (iii) as otherwise permitted by the managing underwriter of such registered offering (if any), and (y) to use all reasonable efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering) to agree not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of such securities during such period except as part of such registered underwritten offering; provided that no Holder of Registrable Securities included in any registered underwritten offering shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution.

(d) No Person may participate in any registered underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved, subject to the terms and conditions hereof, by the Person or a majority of the Persons entitled to approve such arrangements and (ii) completes and executes all agreements, questionnaires, indemnities and other documents (other than powers of attorney) required under the terms of such underwriting arrangements.

5.5 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Holder of Registrable Securities whose Registrable Securities are covered by any registration statement, its directors and officers and each other Person, if any, who controls such Holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder specifically for use in the preparation thereof. In addition, the Company shall indemnify any underwriter of such offering and each other Person, if any, who controls any such underwriter within the meaning of the Securities Act in substantially the same manner and to substantially the same extent as the indemnity herein provided to each indemnified party. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by such holder.

(b) Each prospective seller of Registrable Securities hereunder shall indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 5.5) the Company, each director of the Company, each officer of the Company and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereof, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Any such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. The amount payable by any prospective seller of Registrable Securities with respect to the indemnification set forth in this Section 5.5(b) in connection with any offering of securities will not exceed the amount of net proceeds received by such prospective seller pursuant to such offering.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in this Section 5.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 5.5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that the indemnifying party may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement of any such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party.

(d) If the indemnification provided for in this Section 5.5 is unavailable to an indemnified party in respect of any expense, loss, damage or liability referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Holder or underwriter, as the case may be, on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Holder or underwriter, as the case may be, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Holder or underwriter, as the case may be, on the other in connection with the distribution of the Registrable Securities shall be deemed to be in the same proportion as the total net proceeds received by the Company from the initial sale of the Registrable Securities by the Company to the purchaser bear to the gain realized by the selling Holder or the underwriting discounts and commissions received by the underwriter, as the case may be. The relative fault of the Company on the one hand and of the Holder or underwriter, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company, by the Holder or by the underwriter and parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that the foregoing contribution agreement shall not inure to the benefit of any indemnified party if indemnification would be unavailable to such indemnified party by reason of the proviso contained in the first sentence of Section 5.5 (a), and in no event shall the obligation of any indemnifying party to contribute under this Section 5.5 (d) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 5.5 (a) or Section 5.5 (b) had been available under the circumstances.

The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 5.5 (d) were determined by pro rata allocation (even if the Holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph and Section 5.5 (c). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

Notwithstanding the provisions of this Section 5.5 (d), no holder of Registrable Securities or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any such holder, the net proceeds received by such holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.6 Rule 144. If the Company shall have filed a registration statement pursuant to Section 12 of the Exchange Act or a registration statement pursuant to the Securities Act, the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Conunission thereunder and will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

5.7 “Market Stand-Off” Agreement. In consideration for the Company agreeing to its obligations under this Warrant, the Holder hereby agrees that it shall not, to the extent requested by or on behalf of an underwriter of securities of the Company in connection with the Company’s first or any secondary public offering of its securities pursuant to the Securities Act, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or engage in any other transaction regarding any Registrable Securities or other shares of stock of the Company (a “Market Stand-Off”) then owned by the Holder without prior written consent of the underwriter of the Company; provided, however, that the terms of such request shall not be more restrictive for the Holder than for any other holder of securities who is also subject to a Market Stand-Off agreement with the Company or its underwriters.

ARTICLE VI                             DEFINITIONS

The following terms, as used in this Warrant, have the following meanings:

“Acceptance Period”“ has the meaning set forth in Section 3.5(c).

“Affiliate” has the meaning set forth in the Loan Agreement.

“Appraisal Notice” has the meaning set forth in Section 3.2(a).

“Appraiser” has the meaning set forth in Section 3.2(b).

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York are authorized by law or other governmental action to be closed, unless there shall have been an offering of Common Stock registered under the Securities Act, in which case “Business Day” means (a) if Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for business or (b) if Common Stock is not so listed or admitted to trading, a day on which the New York Stock Exchange is open for business.

“Capital Stock” means and includes any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company and (iv) all equity ownership interests in any Person of any other type.

“Capital Transaction” means any transaction or series of transactions, whether structured as a merger, consolidation, reorganization, asset sale or otherwise, negotiated on an arms length basis, which results in a sale or transfer of a significant portion or all of the assets of the Company to an unaffiliated bona fide third party, in which the aggregate consideration payable to the Company and/or the holders of the Common Stock equals at least [$40,000,000], or in which the assets sold equal at least a majority of the assets of the Company calculated based on Fair Market Value.

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Stock” has the meaning ascribed to such term in the first paragraph of this Warrant.

“Company” has the meaning set forth in the first paragraph of this Warrant.

“Company Determination” has the meaning set forth in Section 3.1.

“Early Appraiser Determination” has the meaning set forth in Section 3.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor Federal statute, and the rules and regulations of the Commission (or its successor) thereunder, all as the same shall be in effect at the time.

“Expiration Date” has the meaning set forth in the first paragraph of this Warrant.

“Fair Market Value” of

(i)                                     a share of common stock as of any date of determination means:

(A) if the common stock is traded on an exchange or is quoted on the NASDAQ National Market System, then the average of the closing or last sale prices, respectively, reported for the 5 trading days ended immediately preceding the determination date; or

(B) if the common stock is not traded on an exchange or on the NASDAQ National Market System but is traded in the over-the-counter market, then the mean of the average of the closing bid and asked prices reported for the 5 trading days ended immediately preceding the determination date; or

(C) in all other circumstances, the fair market value per share of the common stock as determined in good faith by the Board of Directors of the Company, or otherwise in accordance with Section 3.3 hereof;

(ii) the business or property or services or rights in question as of any date of determination, means the amount determined in good faith by the Board of Directors of the Company or otherwise in accordance with Section 3.3 hereof; or

(iii) the Company as of any date of determination shall be the Fair Market Value of a share of Common Stock determined as provided in clause (i) above multiplied by the number of shares of Common Stock then outstanding.

“Holder” has the meaning set forth in the first paragraph of this Warrant.

“Holder Determination” has the meaning set forth in Section 3.3(c).

“Initiating Holder” has the meaning set forth in Section 5.1 hereof.

“IPO” means an initial public offering of the Common Stock in a primary offering pursuant to a Registration Statement on Form S-1 that yields net proceeds (after underwriting discounts and commissions) of at least $25,000,000.

“Issuance Date” has the meaning set forth in Section 1.5.

“Loan Agreement” means the Loan and Security Agreement entered into as of the date hereof by the Holder and the Company.

“Loan Documents” shall mean this Warrant, the Loan Agreement, the Subordination Agreement entered into as of the date hereof by the Holder, the Company, Robert H.B. Baldwin, Jr., Margaret J. Sieck and Welsch Holdings, L.L.C., and all other instruments, documents and agreements executed by or on behalf of the Company and delivered concurrently herewith or at any time hereafter to or for the Holder in connection with the Loan, and the other transactions contemplated by the Loan Agreement, all as amended, restated, supplemented or modified from time to time.

“NASD” means The National Association of Securities Dealers, Inc.

“NASDAQ” means The National Association of Securities Dealers, Inc. Automated Quotation System.

“Objecting Holder” has the meaning set forth in Section 3.3(a).

“Other Securities” has the meaning set forth in Section 5.1.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

“Public Sale” means any sale of Capital Stock to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any successor provision then in effect) adopted under the Securities Act.

“Registrable Securities” means any Warrants or Warrant Shares until the date (if any) on which such Warrant Shares shall have been transferred or exchanged and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification off them under the Securities Act or any similar state law then in force.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Section 5.1 through Section 5.5 hereof, including (i) all registration, filing and NASD fees, (ii) all fees and expenses of complying with federal and state securities or blue sky laws, (iii) all word processing, duplicating and printing expenses, (iv) all messenger telephone and delivery expenses, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and “cold comfort” letters required by or incident to such performance and compliance, (vi) the fees and disbursements of any one counsel and any one accountant retained by the holder or holders of more than 50% of the Registrable Securities being registered, (or, in the case of any registration effected pursuant to Section 5.1, as the Initiating Holders shall have selected to represent all holders of the Registrable Securities being registered), (vii) the fees and expenses of “qualified independent appraiser” participating in an offering pursuant to Section 3 of Schedule of the By laws of the NASD, (viii) premiums and other costs of policies of insurance (if any) against liabilities arising out of the public offering of the Registrable Securities being registered if the Company desires such insurance (ix) fees and expenses of other persons retained by the Company, (x) internal expenses of the Company (including without limitation, all salaries and expenses of officers and employees of the Company performed legal or accounting duties), (xi) the expense of any annual audit, (xii) the fees and expenses of listing on any securities exchange, and (xiii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but not including underwriting discounts and commissions and transfer taxes, if any, provided that, in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include (i) salaries of the Company personnel or general overhead expenses of the Company, (ii) auditing fees, (iii) premiums or other expenses relating to liability insurance required by underwriters of the Company or (iv) other expenses for the preparation of financial statements or other data, to the extent that any of the foregoing either is normally prepared by the Company in the ordinary course of its business or would have been incurred by the Company had no public offering taken place.

“Securities Act” means the Securities Act of 1933, as amended, and any successor Federal statute and the rules and regulations of the Securities and Exchange Commission (or its successors) thereunder, all as the same shall be in effect from time to time.

“Subsidiary” of any Person means any corporation, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or other interests therein entitled to vote in the election of members of the board of directors, partnership committee, board of managers or trustees or other managerial body thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company and “Subsidiaries” means all Subsidiaries of the Company.

“Warrant” means the Warrant(s) to purchase Common Stock issued by the Company in connection with the Loan Agreement.

“Warrant Securityholder” means at any time any Warrantholder or any holder of Warrant Shares.

“Warrant Shares” means (i) any shares of Common Stock or other securities issued upon the exercise of any Warrants and (ii) any securities issued with respect to any of such shares or other securities referred to in clause (i) upon the conversion thereof into other securities or by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided that any of such securities shall cease to be Warrant Shares when such securities shall have (x) been disposed of pursuant to a Public Sale or (y) ceased to be outstanding.

“Warrantholder” means a holder of a Warrant.

All references herein to “days” shall mean calendar days unless otherwise specified.

ARTICLE VII                         MISCELLANEOUS

7.1 Notices. Notices and other communications provided for herein must be in writing and may be given by mail, courier, confirmed telex or facsimile transmission and shall, unless otherwise expressly required, be deemed given when received or, if mailed, four Business Days after being deposited in the United States mail with postage prepaid and properly addressed. In the case of the Company or Finantra, such notices shall be addressed to it as follows:

If to the Company:	Heartland Payment Systems, Inc.
130 Nassau Street Princeton, New Jersey 08542
Attention: Martin J. Uhle, President
Facsimile: (609) 683-3815

With a copy to:	Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attention: Wesley C. Fredericks, Jr.
Facsimile: (212) 953-7201

In the case of the Holder, such notices and communications shall be addressed to its address as shown on the books maintained by the Company, unless the Holder shall notify the Company that notices and communications should be sent to a different address (or telex or facsimile number), in which case such notices and communications shall be sent to the address (or telex or facsimile number) specified by the Holder.

7.2 Waivers; Amendments. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and the Holders holding Warrants entitling such holders to purchase a majority of the Common Stock subject to purchase upon exercise of all the outstanding Warrants (exclusive of Warrants then owned by the Company or any Subsidiary or Affiliate of the Company); provided, however, that no such amendment, modification or waiver shall, without the written consent of the holders of all Warrants at the time outstanding, (a) change the number of shares of Common Stock subject to purchase upon exercise of this Warrant, the Exercise Price or provisions for payment thereof or (b) amend, modify or waive the provisions of this Section 7.2 or Articles III, IV, Section 1.5 or the definition of Fair Market Value in Article VI and (ii) no amendment, modification or waiver shall, without the written consent of the holders of a majority of Registrable Shares, amend, modify or waive the provisions of Article V.

Any such amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section shall be binding upon the holders of all Warrants and Warrant Shares, upon each future holder thereof and upon the Company. In the event of any such amendment, modification or waiver, the Company shall give prompt notice thereof to all holders of Warrants and Warrant Shares and, if appropriate, notation thereof shall be made on all War ants thereafter surrendered for registration of transfer or exchange.

7.3 Governing Law. THIS WARRANT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

7.4 Transfer. Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company or the Holder shall bind its successors and assigns, whether so expressed or not. This Warrant and all of the Holder’s rights hereunder, shall be transferable and assignable by the Holder hereof in whole, or from time to time in part, to any other Person, subject to the restrictions on transferability contained herein and under the applicable securities laws, and the provisions of this Warrant shall be binding upon and inure to the benefit of the Holder hereof and its successors and assigns.

7.5 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.6 Section Headings. The section headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

7.7 Right to Specific Performance. The Company acknowledges and agrees that in the event of any breach of the foregoing covenants and agreements, the Holder would be irreparably harmed and could not be made whole only by the award of monetary damages. Accordingly, the Company agrees that the Holder, in addition to any other remedy to which the Holder may be entitled at law or equity, will be entitled to seek and obtain an award of specific performance of any of the foregoing covenants and agreements.

7.8 CONSENT TO JURISDICTION. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO HOLDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT SHALL BE LITIGATED IN SUCH COURTS. THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS WARRANT.

7.9 WAIVER OF JURY TRIAL. THE COMPANY AND HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT. THE COMPANY AND HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS WARRANT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND HOLDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(This space intentionally left blank.)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

HEARTLAND PAYMENT SYSTEMS, INC.

			By:	/s/ Martin J. Uhle
				Name:	Martin J. Uhle
				Title:	President

Accepted as of the day and year first above written:

BHC INTERIM FUNDING L.P.
By: BHCGP, L.L.C., its General Partner
By: BHC Investors, L.L.C., its Managing Member

By:	/s/ Steven H. Brooks
	Name:	Steven H. Brooks
	Title:	Manager

Address:	BHC Interim Funding L.P.
444 Madison Avenue
New York, NY 10022
Telephone: 212-753-1991
Telecopier: 212-753-7730

SUBSCRIPTION FORM

(To Be Executed by the Registered Holder If He Desires to Exercise the Warrant)

TO: Heartland Payment Systems, Inc.

The undersigned hereby exercises the right to purchase                            shares of Common Stock,                   par value per share, covered by the attached Warrant in accordance with the terms and conditions thereof, and herewith makes payment of the Warrant Price for such shares in full.

Signature

Address

Dated:

ASSIGNMENT

(To Be Executed by the Registered Holder If He Desires to Exercise the Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                        the right to purchase shares of Common Stock of Heartland Payment Systems, Inc. evidenced by the within Warrant, and does hereby irrevocably constitute and appoint [                             ] Attorney to transfer the said Warrant on the books of the Company, with full power of substitution.

Signature

Address

Dated:

In the Presence of: